Exhibit 99.1

Neuronetics Reports Third Quarter 2021 Financial and Operating Results

MALVERN, PA., November 9, 2021– Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today announced its financial and operating results for the third quarter of 2021.

Third Quarter 2021 Highlights

●	As previously announced, third quarter 2021 revenue of $13.8 million, an increase of 11% over third quarter 2020
●	Entered into an agreement with Zion Healing, in which the Company will be the exclusive supplier of TMS equipment to Zion Healing and its franchisees
●	In September, entered into a five-year contract extension with Success TMS, in which the Company will be the exclusive supplier of TMS equipment to Success TMS
●	Provided a $10 million strategic loan to Success TMS to support Success TMS’ expansion efforts
●	Hosted 2nd NeuroStar Summit in September with over 50 prospective practices attending
●	Independent data published demonstrating patients have a significantly lower seizure risk with NeuroStar® Advanced Therapy for Mental Health than with other TMS treatments

“Despite lower than anticipated revenue during the third quarter primarily due to COVID, we have continued to make solid progress on our strategic initiatives to drive future growth. Most notably, we signed two agreements with national accounts to exclusively use NeuroStar Advanced Therapy for Mental Health to treat MDD patients,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Looking ahead to the balance of the year, we will be focused on helping our existing customers treat more patients, the maturation of our sales force, implementing marketing campaigns, and continuing to progress our regulatory filings related to potential label expansions and additional indications. While the results of our strategic initiatives have taken longer than expected, we remain highly enthusiastic about the opportunity to expand upon our market leading position to bring the benefits of NeuroStar Advanced Therapy for Mental Health to as many patients as possible who are suffering from mental disorders.”

Third Quarter 2021 Financial and Operating Results for the Three Months Ended September 30, 2021

	Revenues by Geography
	Three Months Ended September 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$13,280	$12,029	10%
International	519	419	24%
Total revenues	$13,799	$12,448	11%

As previously announced, total revenue for the three months ended September 30, 2021 was $13.8 million, an increase of 11% compared to the three months ended September 30, 2020 revenue of $12.4 million. During the quarter, total U.S. revenue increased by 10% and international revenue increased by 24% over the prior year quarter. The U.S. revenue growth was driven by an increase in U.S. treatment session revenue and the international revenue growth was driven by an increase in international NeuroStar Advanced Therapy System sales.

	U.S. Revenues by Product Category
	Three Months Ended September 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,612	$2,541	3%
Treatment sessions	10,259	$9,083	13%
Other	409	$405	1%
Total U.S. revenues	$13,280	$12,029	10%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended September 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$2,277	$2,438	(7)%
Operating lease	30	$88	(66)%
Other	305	$15	1,933%
Total United States NeuroStar Advanced Therapy System revenues	$2,612	$2,541	3%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended September 30, 2021 was $2.6 million, an increase of 3% compared to the three months ended September 30, 2020 revenue of $2.5 million. For the three months ended September 30, 2021 and 2020, the Company sold 33 and 39 systems, respectively, during each period. Additionally, for the three months ended September 30, 2021, the Company executed 7 operating lease agreements.

U.S. treatment session revenue for the three months ended September 30, 2021 was $10.3 million, an increase of 13% compared to the three months ended September 30, 2020 revenue of $9.1 million. The revenue growth was primarily driven by an increase in treatment session volume over the prior year quarter.

In the third quarter, U.S. treatment session revenue per active site was $11,163 as compared to $10,218 during the third quarter of 2020.

Gross margin for the third quarter of 2021 was 77.2%, a decrease of approximately 144 basis points from the third quarter of 2020 gross margin of 78.7%. The decrease was primarily a result of increased supply chain costs compared to the prior year quarter.

Operating expenses during the third quarter of 2021 were $17.8 million, an increase of $5.6 million compared to $12.2 million in the third quarter of 2020. The increase was primarily driven by costs associated with the rebuild of our commercial organization and the implementation of marketing initiatives as well as additional stock-based compensation expense compared to the prior year quarter.

Net loss for the third quarter of 2021 was $(8.2) million, or $(0.31) per share, as compared to the third quarter 2020 net loss of $(3.4) million, or $(0.18) per share. Net loss per share was based on 26,301,361 and 18,890,364 weighted-average common shares outstanding for the third quarters of 2021 and 2020, respectively.

EBITDA for the third quarter of 2021 was $(6.9) million as compared to the third quarter of 2020 EBITDA of $(2.2) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $99.4 million as of September 30, 2021. This compares to cash and cash equivalents of $49.0 million as of December 31, 2020 and $50.7 million as of September 30, 2020.

Exclusive National Account Commercial Agreements

Zion Healing

In September, the Company announced a commercial agreement with Zion Healing, a leading franchisor of Behavioral Health services. In this agreement, the Company will be the exclusive supplier of TMS equipment to Zion Healing and its franchisees.

Success TMS

In September, we entered into a five-year contract extension with Success TMS, one of the nation’s leading TMS providers. As part of this agreement, Success TMS will exclusively utilize the Company’s NeuroStar Advanced Therapy for Mental Health system to treat patients suffering from treatment-resistant major depressive disorder.

In addition to the agreement, the Company made a strategic loan to the company in the form of a $10 million term loan to support Success TMS’ expansion plans over the coming year.

Clinical Data Publication on Seizure Risk

In September, a peer reviewed paper was published in Brain Stimulation titled “Seizure risk with repetitive TMS: Survey results from over a half-million treatment sessions.” The paper demonstrated patients have a significantly lower seizure risk with NeuroStar® Advanced Therapy for Mental Health than with TMS treatments that claim deeper stimulation with H-Coil technology.

September NeuroStar Summit

In September in Chicago, IL, the Company held its second NeuroStar Summit event designed to provide prospective customers with a comprehensive understanding of the clinical and practice benefits of partnering with NeuroStar. The Summit was an interactive event and attendees from more than 50 practices were able to experience the NeuroStar Advanced Therapy System, interact with peers and hear from experts. Post survey results were extremely positive, and the Company plans to hold more Summits in the future.

Business Outlook

As previously announced, for the full year 2021, the Company now expects to report total worldwide revenue between $53.3 million and $54.3 million.

For the full year 2021, the Company now expects total operating expenses to be between $69 million and $71 million.

For the fourth quarter of 2021, the Company now expects to report total worldwide revenue of between $13 million and $14 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 9, 2021 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 3891687, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company’s website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder in adults with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2021, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$13,799	$12,448	$40,290	$33,665
Cost of revenues	3,144	2,657	8,115	7,791
Gross Profit	10,655	9,791	32,175	25,874
Operating expenses:
Sales and marketing	9,827	6,053	27,431	24,926
General and administrative	6,435	4,210	19,220	13,508
Research and development	1,575	1,952	6,179	7,089
Total operating expenses	17,837	12,215	52,830	45,523
Loss from Operations	(7,182)	(2,424)	(20,655)	(19,649)
Other (income) expense:
Interest expense	993	1,002	2,955	3,511
Loss on extinguishment of debt	—	—	—	924
Other income, net	(24)	(8)	(53)	(288)
Net Loss	$(8,151)	$(3,418)	$(23,557)	$(23,796)
Net loss per share of common stock outstanding, basic and diluted	$(0.31)	$(0.18)	$(0.94)	$(1.27)
Weighted-average common shares outstanding, basic and diluted	26,301	18,890	25,179	18,773

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$99,434	$48,957
Accounts receivable, net	7,749	7,166
Inventory	5,355	3,720
Current portion of net investments in sales-type leases	2,142	1,887
Current portion of prepaid commission expense	1,313	1,096
Prepaid expenses and other current assets	3,454	2,186
Total current assets	119,447	65,012
Property and equipment, net	920	730
Operating lease right-of-use assets	3,131	3,418
Net investments in sales-type leases	1,735	2,331
Prepaid commission expense	5,685	5,300
Long-term note receivable	10,000	—
Other assets	2,150	1,866
Total Assets	$143,068	$78,657
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,306	$3,749
Accrued expenses	6,913	7,319
Deferred revenue	1,870	2,020
Current portion of operating lease liabilities	616	594
Current portion of long-term debt, net	35,104	—
Total current liabilities	47,809	13,682
Long-term debt, net	—	34,620
Deferred revenue	1,361	1,741
Operating lease liabilities	2,822	3,121
Total Liabilities	51,992	53,164
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or
outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 26,335 and 19,114
shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	263	191
Additional paid-in capital	391,910	302,842
Accumulated deficit	(301,097)	(277,540)
Total Stockholders’ Equity	91,076	25,493
Total Liabilities and Stockholders’ Equity	$143,068	$78,657

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Nine months ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(23,557)	$(23,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	768	741
Share-based compensation	6,166	2,888
Non-cash interest expense	484	1,113
Cost of rental units purchased by customers	137	150
Loss on extinguishment of debt	—	622
Changes in certain assets and liabilities:
Accounts receivable, net	(3,097)	1,005
Inventory	(1,870)	(1,004)
Net investment in sales-type leases	341	(1,271)
Leasehold reimbursement	—	875
Prepaid commission expense	(602)	(1,070)
Prepaid expenses and other assets	(453)	(1,263)
Accounts payable	(840)	(2,340)
Accrued expenses	(405)	(2,981)
Deferred revenue	(531)	(356)
Net Cash Used in Operating Activities	(23,459)	(26,687)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(1,552)	(615)
Issuance of promissory note	(7,486)	—
Net Cash Used in Investing Activities	(9,038)	(615)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	41,360
Repayment of long-term debt	—	(38,860)
Payments of debt issuance costs	—	(721)
Proceeds from exercises of stock options	2,403	534
Proceeds from common stock offering	80,972	—
Payments of common stock offering issuance costs	(401)	—
Net Cash Provided by Financing Activities	82,974	2,313
Net Increase (Decrease) in Cash and Cash Equivalents	50,477	(24,989)
Cash and Cash Equivalents, Beginning of Period	48,957	75,708
Cash and Cash Equivalents, End of Period	$99,434	$50,719

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net loss	$(8,151)	$(3,418)	$(23,557)	$(23,796)
Interest expense	993	1,002	2,955	3,511
Income taxes	—	—	—	—
Depreciation and amortization	216	207	768	741
EBITDA	$(6,942)	$(2,209)	$(19,834)	$(19,544)